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                                                                     EXHIBIT 4.1

                              BLUE VALLEY BAN CORP
                        2004 EMPLOYEE STOCK PURCHASE PLAN
                                  PLAN DOCUMENT


1.       Purpose.

         The purpose of this Employee Stock Purchase Plan (the "Plan") is to provide employees of Blue Valley Ban Corp (the "Company") and its Subsidiaries with an opportunity to purchase Stock of the Company through accumulated payroll deductions, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's shareholders, and to provide a benefit that will assist the employer in competing to attract and retain employees of high quality. This Plan consists of options ("Qualified Options") intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") that are granted to employees of the Company or its Subsidiaries. It is the intention of the Company that the Plan qualifies as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of the Code.

2.       Definitions.

         For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms as defined in Section 1 hereof:

         (a) "Account" means the account maintained on behalf of the participant by the Custodian for the purpose of investing in Stock.

         (b) "Board" means the Company's Board of Directors.

         (c) "Change in Control" means either one of the following: (i) when any 'person,' as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary thereof or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the 'beneficial owner' (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

         (d) "Committee" means the Board of Directors of the Company or any committee thereof who is authorized to act on behalf of the Board with respect to this Plan.

         (e) "Compensation" means regular straight time earnings, plus bonuses and overtime payments, payments for incentive compensation and other special payments except to the extent that any such item is specifically excluded from the definition of Compensation by the Committee.



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         (f) "Custodian" means a custodian or any successor thereto as appointed by the Committee from time to time.

         (g) "Employee" means any common law employee employed continuously for at least thirty (30) days prior to the Enrollment Date by the Company or a Subsidiary. The Company or Subsidiary's employment classification of a person shall be binding and controlling on all persons and shall apply irrespective of any contrary classification by the Internal Revenue Service, a court of competent jurisdiction or any other person or entity.

         (h) "Enrollment Date" means the first day of each Offering Period.

         (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (j) "Exercise Date" means the last day of each Offering Period.

         (k) "Fair Market Value" means the closing price for the Stock of the Company as reported on the Over The Counter Bulletin Board or, if that day is not a Trading Day, then on the latest previous Trading Day; or if not traded on the Over The Counter Bulletin Board, then the fair market value as determined by the Board.

         (l) "Offering Period" means the approximately one-year period commencing on the first Trading Day of each Plan Year and terminating on the last Trading Day of the same Plan Year. The beginning and ending dates and duration of Offering Periods may be changed pursuant to Section 4 of the Plan.

         (m) "Plan Year" means the 12-month period commencing on February 1 of each year and ending on the following January 31.

         (n) "Purchase Price" means the per share price paid by a Participant to acquire Stock under this Plan. The Purchase Price shall be determined by the Committee in its discretion prior to the commencement date of each Offering Period; provided, however, in no event may the Purchase Price be less than:

                  1) an amount equal to 85 percent of the Fair Market Value of a share of Stock on the Enrollment Date or 85 percent of the Fair Market Value of a share of Stock on the Exercise Date, if lower; or

                  2)       the par value of the Company's Stock.

         (o) "Stock" means the Company's common stock, $1.00 par value, and such other securities as may be substituted for Stock pursuant to Section 16 hereof.

         (p) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.



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         (q) "Trading Day" means a day on which the Over The Counter Bulletin
Board is open for trading; or if not traded on the Over The Counter Bulletin Board, each day specified by the Board in its discretion.

3.       Eligibility.

         (a) All Employees (as determined in accordance with Section 2(h) hereof) of the Company and its Subsidiaries on a given Enrollment Date shall be eligible to participate in the Plan, subject to Section 5(a).

         (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose Stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase such stock possessing five percent or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

         (c) All participants in the Plan shall have equal rights and privileges (subject to the terms of the Plan) with respect to options outstanding during any given Offering Period.

4.       Offering Periods.

         The Plan shall have consecutive Offering Periods with an initial Offering Period commencing on the first Trading Day in February 2004 and terminating in the last Trading Day of January 2005. The Committee shall have the power to change the beginning date, ending date and duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided that Offering Periods will in all cases comply with applicable limitations under Section 423(b)(7) of the Code.

5.       Participation.

         (a) Any person who will be an eligible Employee on a given Enrollment Date may become a participant in the Plan by enrolling in the manner designated by the Committee.

         (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.       Payroll Deductions.

         (a) At the time a participant enrolls, he or she shall elect to have payroll deductions made on each payday during the Offering Period in a regular amount, expressed as a fixed dollar



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amount, no less that any minimum deduction specified by the Committee and not to exceed $21,250.

         (b) All payroll deductions made for a participant shall be credited to his or her Account under the Plan. A participant may not make any additional payments into such Account.

         (c) A participant may discontinue or suspend his or her participation in the Plan as provided in Section 10 hereof. Unless otherwise authorized by the Committee, a participant may not change his or her payroll deduction rate during any Offering Period. Absent Committee authorization, any change in the rate shall be effective as of the next Offering Period. A participant's enrollment election shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

         (d) The foregoing notwithstanding, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be terminated at such time during any Offering Period which is scheduled to end during the current calendar year if the aggregate of all payroll deductions accumulated with respect to the current calendar year equals $25,000 (or such other limit as may apply under Code Section 423(b)(8)). Payroll deductions shall recommence at the rate provided in such participant's subscription agreement (as previously on file or as changed in accordance with Section 6(c)) at the beginning of the next Offering Period which is scheduled to begin in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

         (e) The Company and each Subsidiary is authorized to withhold from any payment to be made to a participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, including any disposition of Stock acquired under the Plan, and a participant's enrollment in the Plan will be deemed to constitute his or her consent to such withholding. At the time of a participant's exercise of an option or disposition of Stock acquired under the Plan, the Company may require the participant to make other arrangements to meet tax withholding obligations as a condition to exercise of rights or distribution of Stock or cash from the participant's Account. In addition, a Participant may be required to advise the Company of sales and other dispositions of Stock acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan.

7.       Grant of Option.

         On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period, at the applicable Purchase Price, up to a number of shares of Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's Account as of the Exercise Date by the applicable Purchase Price, provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in
Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof.



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8.       Exercise of Option.

         Each participant's option for the purchase of Stock shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Account. Shares purchased shall include fractional shares. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

9.       Delivery of Shares; Participant Accounts.

         (a) At or as promptly as practicable after the Exercise Date for an Offering Period, the Company will deliver the shares of Stock purchased to the Custodian for deposit into the participant's Account.

         (b) Cash dividends on any Stock credited to a participant's Account will be disbursed by the Custodian as a cash dividend.

         (c) Each participant will be entitled to vote the number of shares of Stock credited to his or her Account (including any fractional shares credited to such Account) on any matter as to which the approval of the Company's shareholders is sought. If a participant does not vote or grant a valid proxy with respect to shares credited to his or her Account, such shares will be voted by the Custodian in accordance with any stock exchange or other rules governing the Custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of Company shareholders.

10. Withdrawal or Suspension of Payroll Deductions or Shares; Termination of Employment.

         (a) If a participant terminates his or her payroll deduction rate during an Offering Period, the cash balance contributed for the month shall be refunded (without interest) as soon as practicable. Payroll deductions shall NOT automatically resume at the beginning of the succeeding Offering Period unless such individual re-enrolls in the plan.

         (b) If a participant suspends his or her payroll deduction rate during an Offering Period, the cash balance will remain in his or her Account until the end of the Offering Period. The Participant's option for the purchase of shares shall then be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Account. Shares purchased shall include fractional shares. Payroll deductions shall NOT automatically resume at the beginning of the succeeding Offering Period unless such individual re-enrolls in the plan.

         (c) Upon a participant's ceasing to be an Employee for any reason (including upon the participant's death), he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's Account during the Offering Period but not yet used to exercise the option shall be returned to such participant (without interest) as soon as practicable or, in the case of his or her death, to his or her estate, and such participant's option shall be automatically terminated.


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         (d) If a participant elects to withdraw shares of Stock from his or her
Account, one or more certificates for whole shares shall be issued in the name of, and delivered to, the participant, with such participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. If shares of Stock are transferred from a participant's Account to a broker-dealer or financial institution that maintains an account for the participant, only whole shares shall be transferred and cash in lieu of any fractional share shall be paid to such participant based on the Fair Market Value of a share of Stock on the date of transfer. A Participant seeking to withdraw or transfer shares of Stock must give instructions to the Custodian in such manner and form as may be prescribed by the Committee and the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 10(f) hereof.

         (e) Upon a participant's ceasing to be an Employee for any reason, the Custodian will continue to maintain the participant's Account until such time as the participant withdraws or transfers all Stock in the Account.

         (f) Costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, including annual fees of the Custodian. The foregoing notwithstanding, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 10(d)), and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to participants. In no circumstance shall the Company pay any brokerage fees and commissions for the sale of Stock acquired under the Plan by a participant.

11.      Interest.

         No interest shall accrue on the payroll deductions of a participant in the Plan.

12.      Stock.

         (a) The maximum number of shares of Stock which shall be made available for purchase under the Plan shall be one hundred thousand (100,000) shares, subject to further adjustment as provided in Section 17 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

         (b) The participant shall have no interest or voting right in shares purchasable upon exercise of his or her option until such option has been exercised.

13.      Administration.

         (a) The Plan shall be administered by the Committee. The Committee shall have full and final authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. The Committee may, in its discretion, delegate authority to one or more persons acting on behalf of the Committee. Every finding,


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decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties. The Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company, Subsidiary, the Company's independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or its Subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

         (b) The Custodian will act as custodian under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain, as agent for each Participant, an Account and any sub-accounts as may be necessary or desirable for the administration of the Plan.

14.      Transferability.

         Neither payroll deductions credited to a participant's Account nor any rights with regard to the exercise of an option or shares of Stock received under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

15.      Use of Funds.

         All payroll deductions received or held by the Company or Subsidiary under the Plan may be used for any corporate purpose, and neither the Company nor any Subsidiary shall be obligated to segregate such payroll deductions.

16.      Reports.

         An individual Account shall be maintained by the Custodian for each participant in the Plan. Statements of Account shall be given to each participant at least annually, the statements shall set forth the amounts of payroll deductions used to purchase shares, the Purchase Price and the number of shares purchased.

17. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, or Change in Control.

         (a) Changes in Capitalization. The Committee shall proportionately adjust the number of remaining shares available for purchase under the Plan and the price per share and the number of shares of Stock covered by each option under the Plan which has not yet been exercised for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Stock, or other extraordinary corporate event which affects the Stock in order to prevent dilution or enlargement of the rights of participants. The determination of the Committee with respect to any such adjustment shall be final, binding and conclusive.



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         (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

         (c) Change in Control. In the event of a Change in Control, the Committee shall shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date that will constitute the Change in Control. The Committee shall notify each participant that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

18.      Amendment or Termination.

         (a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 17 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors by shortening the Offering Period and accelerating the Exercise Date to a date not prior to the date of such Board action if the Board determines in its sole discretion that termination of the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 17 and this Section 18, no amendment may make any change in any option theretofore granted which materially adversely affects the rights of any participant, and any amendment will be subject to the approval of the Company's shareholders not later than one year after Board approval of such amendment if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such shareholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit any amendment to shareholders for approval. For the avoidance of doubt, any action to increase the number of shares to be made available for sale under the Plan shall always be subject to shareholder approval unless such increase is an adjustment as provided for in Section 17.

         (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Committee shall be entitled to change the Offering Periods, change the percentage applied to the Fair Market Value to determine the Purchase Price, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. Dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each participant properly correspond with amounts withheld from the participant's compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion are advisable and consistent with the Plan. Without limiting the generality of the foregoing, the Committee may, but shall not be required to, modify or eliminate grants to persons who are otherwise eligible to receive options under this Plan who are foreign nationals or employed outside the United States to recognize differences in local law, tax policy or custom.



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19.      Notices.

         All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20.      Conditions Upon Issuance of Shares.

         The Company shall not be obligated to issue shares of Stock with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Exchange Act, the Securities Act of 1933, as amended, all regulations promulgated there under, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

21.      No Right to Options or to Employment.

         Participation in the Plan shall in no way constitute any form of agreement or understanding binding on the Company or any Subsidiary, express or implied, of continued employment for any length of time, nor shall participation in the Plan interfere in any way with the lawful rights of the actual employer to terminate the employment relationship, which rights are hereby reserved for that particular legal entity.

22.      Limitations on Sales of Stock Purchased Under the Plan.

         The Plan is intended to provide common stock for investment and not for resale. The Company does not, however, intend to restrict or influence any participant in the conduct of his or her own affairs. A participant, therefore, may sell stock purchased under the Plan at any time, subject to compliance with any applicable Federal or state securities laws; provided, however, that because of certain Federal tax requirements, each participant will agree by entering the Plan, promptly to give the Company notice of any such stock disposed of within two years after the date of the grant of the applicable option, showing the number of such shares disposed of. THE INDIVIDUAL EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

23.      Plan Effective Date and Shareholder Approval.

         The Plan shall become effective upon approval by the Company's shareholders by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code at the next annual meeting of the shareholders to be held May 19, 2004, which is prior to the first Exercise Date. If the Plan is not approved by the Company's shareholders, then the cash balances credited to the Accounts of participants shall be returned to such participants (without interest) as soon as administratively practicable.




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